                                                                    EXHIBIT 99.2


                                Renal Care Group
                                ----------------

                             N e w s  R e l e a s e

FOR IMMEDIATE RELEASE


Contact:  Ronald Hinds
          Chief Financial Officer
          615-345-5500



                        RENAL CARE GROUP, INC. ANNOUNCES
                            40% INCREASE IN EARNINGS


Nashville, Tennessee (August 2, 1999) -- Renal Care Group, Inc.
(Nasdaq/NM:RCGI) today announced a 40% increase in earnings per share for the second quarter ended June 30, 1999.

    Mr. Sam Brooks, president and chief executive officer of Renal Care Group, Inc., said, "This is the 14th consecutive quarter in which we have met or exceeded analyst expectations since our IPO in February 1996. Our record for earnings growth is a testament to our ability to forge strong relationships with physicians, successfully integrate acquisitions, and add value through improving financial performance and quality of patient care."

    Revenues for the second quarter ended June 30, 1999, increased 44% to $128.5 million compared with revenues, prior to restatement for a pooling-of-interest transaction, of $89.5 million for the same period in 1998. Net income before nonrecurring merger costs increased 52% to $12.9 million, or $0.28 per share, compared with net income of $8.5 million, or $0.20 per share, in the same period last year.

    Revenues for the six months ended June 30, 1999, increased 47% to $249.4 million compared with revenues of $170.0 million for the same period in 1998. Net income before nonrecurring merger costs increased 55% to $24.8 million, or $0.53 per share, compared with net income of $16.0 million, or $0.38 per share, in the same period last year.




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
RCGI Announces Second Quarter Results
Page 2
August 2, 1999

     As restated to give effect to the merger with Dialysis Centers of America, which, for accounting purposes, was treated as a pooling-of-interests, revenues for the second quarter ended June 30, 1999, increased 25% to $128.5 million as compared with $102.5 million for the same period in 1998. Net income before nonrecurring merger costs increased 39% to $12.9 million, or $0.28 per share, compared with net income of $9.3 million, or $0.20 per share, in the same period of last year.

     Revenues for the six months ended June 30, 1999, increased 28% to $249.4 million compared with revenues of $194.1 million for the same period in 1998, also restated for the merger with Dialysis Centers of America. Net income before nonrecurring merger costs increased 51% to $24.8 million, or $0.53 per share, compared with net income of $16.4 million, or $0.36 per share, in the same period last year.

     Same-store treatment and revenue growth were 8.7% and 16.4%, respectively, for the three months ended June 30, 1999. The Company's days revenues in accounts receivable were 67 days at June 30, 1999, which remains well below the industry average.

     In closing, Mr. Brooks said, "By every measure, the first six months have been excellent, and we expect this strong momentum to continue into the second half of the year. We are working with a full pipeline of potential acquisitions and believe that some of these discussions will bear fruit in the latter part of the year."

     Renal Care Group, Inc. is a nephrology services company that focuses on providing care to patients with kidney disease, including patients suffering from chronic kidney failure. The Company treats approximately 13,900 patients through 179 dialysis centers, in addition to providing acute dialysis services in 102 hospitals. Over 3,800 associates provide services in the Company's 22-state network.

     This press release contains forward-looking statements that involve various risks and uncertainties. Actual results could differ materially from those contained in these forward-looking statements due to certain factors, including business and economic conditions and availability of financing. These and other risks and uncertainties are detailed in the Company's reports filed with the SEC.


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
RCGI Announces Second Quarter Results
Page 3
August 2, 1999

                            RENAL CARE GROUP, INC.
                 Unaudited Consolidated Statements of Earnings
                       (In thousands, except share data)

                                                          Three Months Ended June 30,            Six Months Ended June 30,
                                                     ----------------------------------     --------------------------------------
                                                                            As Previously                            As Previously
                                                                  Restated     Reported                  Restated(1)    Reported
                                                        1999       1998(1)        1998           1999        1998         1998
                                                     ----------   --------- -------------   ---------    ---------   -------------
Net revenue                                          $  128,496   $ 102,549   $  89,510     $ 249,357    $ 194,091   $ 169,973
Operating costs and expenses                             98,303      80,442      70,081       191,045      154,102     133,571
Depreciation and amortization                             6,527       5,218       4,538        12,690        9,831       8,475
                                                     ----------   ---------   ---------     ---------    ---------   ---------
Income from operations                                   23,666      16,889      14,891        45,622       30,158      27,927
Interest expense                                          1,288       1,436         780         2,693        2,682       1,342
                                                     ----------   ---------   ---------     ---------    ---------   ---------
Income before merger costs,
 minority interest and taxes                             22,378      15,453      14,111        42,929       27,476      26,585
Minority interest                                         1,744         608         608         3,244        1,155       1,155
                                                     ----------   ---------   ---------     ---------    ---------   ---------
Net income before merger costs
 and income taxes                                        20,634      14,845      13,503        39,685       26,321      25,430
Income taxes                                              7,738       5,549       4,996        14,882        9,922       9,409
                                                     ----------   ---------   ---------     ---------    ---------   ---------
Net income before merger costs                       $   12,896   $   9,296   $   8,507     $  24,803    $  16,399   $  16,021
                                                     ==========   =========   =========     =========    =========   =========
Diluted earnings per share
 before merger costs                                 $     0.28   $    0.20   $    0.20     $    0.53    $    0.36   $    0.38
                                                     ==========   =========   =========     =========    =========   =========
Net income after merger costs                        $   12,896   $   9,107   $   8,318     $  21,003    $  15,769   $  15,391
                                                     ==========   =========   =========     =========    =========   =========
Diluted earnings per share
 after merger costs                                  $     0.28   $    0.20   $    0.19     $    0.45    $    0.35   $    0.36
                                                     ==========   =========   =========     =========    =========   =========
Weighted average shares
 outstanding                                             46,600      45,860      42,675        46,500       45,488      42,300
                                                     ==========   =========   =========     =========    =========   =========

(1) Restated amounts give effect to the merger with DCA which was effective January 29, 1999, and was accounted for as a pooling of interests.


                                      END